KRONOS WORLDWIDE, INC. REPORTS FIRST QUARTER 2023 RESULTS

DALLAS, TEXAS…May 3, 2023… Kronos Worldwide, Inc. (NYSE:KRO) today reported a net loss of $15.2 million, or $.13 per share, in the first quarter of 2023 compared to net income of $57.5 million, or $.50 per share, in the first quarter of 2022. Net income decreased in the first quarter of 2023 as compared to the first quarter of 2022 primarily due to lower income from operations resulting from the net effect of lower sales volumes, higher production costs, including raw material costs, and higher average TiO2 selling prices. Our results of operations for the first quarter 2023 were significantly impacted by unabsorbed fixed production and other costs and reduced demand for certain of our products occurring in  all major markets, as discussed further below. Our results were also impacted by the effects of changes in currency exchange rates.

Net sales of $426.3 million in the first quarter of 2023 were $136.6 million, or 24%, lower than in the first quarter of 2022. Net sales comparisons were impacted by the net effects of lower sales volumes in all our major markets, partially offset by higher average TiO2 selling prices. TiO2 sales volumes were 29% lower in the first quarter of 2023 as compared to the first quarter of 2022. Average TiO2 selling prices were 4% higher in the first quarter of 2023 as compared to the first quarter of 2022. Average TiO2 selling prices at the end of the first quarter of 2023 were 4% lower than at the end of 2022. Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, decreasing net sales by approximately $11 million in the first quarter of 2023 as compared to the first quarter of 2022. The table at the end of this press release shows how each of these items impacted net sales.

Our TiO2 segment loss (see description of non-GAAP information below) in the first quarter of 2023 was $14.8 million as compared to our TiO2 segment profit of $86.8 million in the first quarter of 2022. Segment profit decreased in the first quarter of 2023 compared to the same period in 2022 primarily due to lower income from operations due to lower sales volumes and higher production costs (including raw material and energy costs), somewhat offset by higher average TiO2 selling prices. In addition, cost of sales in the first quarter of 2023 includes $22 million of unabsorbed fixed production and other manufacturing costs associated with production curtailments at certain of our facilities during the first quarter as we adjusted our TiO2 production volumes to align inventory levels with lower demand. TiO2 production volumes were 24% lower in the first quarter of 2023 compared to the first quarter of 2022. As a result of reduced demand and scheduled maintenance activities, we operated our production facilities at 76% of practical capacity utilization in the first quarter of 2023 compared to full practical capacity in the first quarter of 2022. Fluctuations in currency exchange rates (primarily the euro) decreased our loss from operations approximately $19 million in the first quarter of 2023 as compared to the first quarter of 2022.

Our net income (loss) before interest expense, income taxes and depreciation and amortization expense (EBITDA) (see description of non-GAAP information below) in the first quarter of 2023 was ($5.0) million compared to EBITDA of $93.2 million in the first quarter of 2022.

Other operating income, net in the first three months of 2023 includes an insurance settlement gain of $1.7 million ($1.3 million, or $.01 per share, net of income tax expense) related to a 2020 business interruption insurance claim.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, we continue to face many risks and uncertainties. The factors that could cause actual future results to differ materially include, but are not limited to, the following:

●	Future supply and demand for our products
●	The extent of the dependence of certain of our businesses on certain market sectors
●	The cyclicality of our business
●	Customer and producer inventory levels
●	Unexpected or earlier-than-expected industry capacity expansion
●	Changes in raw material and other operating costs (such as energy and ore costs)
●	Changes in the availability of raw materials (such as ore)
●	General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material and energy costs or reduce demand or perceived demand for our TiO2 products or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist acts, global conflicts and public health crises such as COVID-19)
●	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, cyber-attacks, certain regional and world events or economic conditions and public health crises such as COVID-19)
●	Competitive products and substitute products
●	Customer and competitor strategies
●	Potential consolidation of our competitors
●	Potential consolidation of our customers
●	The impact of pricing and production decisions
●	Competitive technology positions
●	Potential difficulties in upgrading or implementing accounting and manufacturing software systems
●	The introduction of trade barriers or trade disputes
●	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar and between the euro and the Norwegian krone), or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies
●	Our ability to renew or refinance credit facilities
●	Increases in interest rates
●	Our ability to maintain sufficient liquidity
●	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform
●	Our ability to utilize income tax attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria
●	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities)
●	Government laws and regulations and possible changes therein including new environmental health and safety or other regulations (such as those seeking to limit or classify TiO2 or its use)
●	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed certain non-GAAP information which the Company believes provides useful information to investors:

●	The Company discloses segment profit, which is used by the Company’s management to assess the performance of the Company’s TiO2 operations. The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance. The Company defines segment profit as net income before income tax expense and certain general corporate items. These general corporate items include corporate expense and the components of other income (expense) except for trade interest income; and
●	The Company discloses EBITDA, which is also used by the Company’s management to assess the performance of the Company’s TiO2 operations. The Company believes disclosure of EBITDA provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance. The Company defines EBITDA as net income before interest expense, income taxes and depreciation and amortization expense.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

Investor Relations Contact:

Bryan A. Hanley

Senior Vice President & Treasurer

Tel: (972) 233-1700

KRONOS WORLDWIDE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share and metric ton data)

	Three months ended
	March 31,
	2022	2023

	(unaudited)
Net sales	$562.9	$426.3
Cost of sales	413.6	395.5

Gross margin	149.3	30.8

Selling, general and administrative expense	61.4	53.2
Other operating income (expense):
Currency transactions, net	(1.5)	5.4
Other income, net	.4	1.9
Corporate expense	(3.5)	(3.2)

Income (loss) from operations	83.3	(18.3)

Other income (expense):
Trade interest income	-	.3
Other interest and dividend income	.1	1.7
Marketable equity securities	.1	(.7)
Other components of net periodic pension and OPEB cost	(3.2)	(.9)
Interest expense	(4.5)	(4.2)

Income (loss) before income taxes	75.8	(22.1)

Income tax expense (benefit)	18.3	(6.9)

Net income (loss)	$57.5	$(15.2)

Net income (loss) per basic and diluted share	$.50	$(.13)

Weighted average shares used in the calculation of net income per share	115.5	115.3

TiO2 data - metric tons in thousands:
Sales volumes	144	102
Production volumes	138	105

KRONOS WORLDWIDE, INC.

RECONCILIATION OF INCOME (LOSS) FROM

OPERATIONS TO SEGMENT PROFIT (LOSS)

(In millions)

	Three months ended
	March 31,
	2022	2023

	(unaudited)
Income (loss) from operations	$83.3	$(18.3)

Adjustments:
Trade interest income	-	.3
Corporate expense	3.5	3.2

Segment profit (loss)	$86.8	$(14.8)

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA

(In millions)

	Three months ended
	March 31,
	2022	2023

	(unaudited)
Net income (loss)	$57.5	$(15.2)

Adjustments:
Depreciation expense	12.9	12.9
Interest expense	4.5	4.2
Income tax expense (benefit)	18.3	(6.9)

EBITDA	$93.2	$(5.0)

IMPACT OF PERCENTAGE CHANGE IN NET SALES

Three months ended
March 31,
2023 vs. 2022
(unaudited)
Percentage change in net sales:
TiO2 product pricing	4%
TiO2 sales volume	(29)
TiO2 product mix/other	3
Changes in currency exchange rates	(2)

Total	(24)%